Mail Stop 4561

      December 27, 2005


      VIA USMAIL and FAX (617) 867 - 1111

Mr. Brian K. Roberts
Chief Financial Officer
Digitas, Inc.
800 Boylston Street
Boston, Massachusetts 02199

      Re:	Digitas, Inc.
      Form 10-K for the year ended 12/31/2004
      Filed on 3/15/2005
      File No. 000-29723


Dear Mr. Brian K. Roberts:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



Linda Van Doorn
      Senior Assistant Chief Accountant







??

??

??

??